NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

JANUARY SALES OFF 19%; DAILY RENTAL DOWN 65%

•  Ford's January sales totaled 166,835, down 19 percent compared with a year ago.
•  Lower sales to daily rental companies (down 65 percent) account for most of the decline.
•  Sales to retail customers were down slightly (5 percent).
•  New crossover utility vehicles (Ford Edge and Lincoln MKX) heat up dealer showrooms.
•  Demand continues to grow for new mid-size sedans (Ford Fusion, Mercury Milan, and Lincoln MKZ).
•  All-new Expedition and Navigator extend sales winning streaks.

DEARBORN, Mich., Feb. 1 - Ford Motor Company's January U.S. sales declined 19 percent compared with a year ago, largely as a result of a planned reduction in sales to daily rental companies. Sales to daily rental companies were cut by 65 percent.

“All of us at Ford are focused on restructuring our business to be profitable at lower volumes and offering more of the products people want, including more cars and more crossovers,” said Mark Fields, Ford’s President of The Americas. “We are focusing more of our attention on retail customers and reducing sales to daily rental companies sharply. Our customers benefit from this plan because their vehicles’ residual values will improve - a trend we already are seeing with our newest products.”

The resale values of Ford’s newest products have improved by as much as 11 percentage points - with Ford closing the gap on many Asian competitors - according to the Automotive Leasing

Go to http://media.ford.com for news releases and high-resolution photographs.

Guide. Residual values have improved 2 percentage points compared with the prior model year for the 2007 Ford Fusion sedan, 6 points better for the 2007 Lincoln Navigator, 9 points better for the 2007 Ford Expedition and 11 points better for the 2008 Ford Escape. Ford’s new 2007 Edge crossover has resale values higher than Toyota Highlander and Nissan Murano.

January marked the first full month on sale for the company's new crossover utilities - the Ford Edge and Lincoln MKX. Edge sales were 5,586 and MKX sales were 1,699. In fact, the Edge post higher sales in its introduction month than did Ford's popular Fusion in its first month (4,078 in October 2005).

Dealers reported higher retail sales for the company's 2007 model mid-size cars, the Ford Fusion, Mercury Milan, and Lincoln MKZ. In addition, the all-new Ford Expedition and Lincoln Navigator full-size SUVs extended their winning streaks into 2007. Expedition sales have been higher than a year ago for five months in a row and Navigator sales have been up the last four months.

The Ford Escape and Mercury Mariner utility vehicles posted sharply higher retail sales in advance of a new 2008 model, which now is being shipped to dealers from Ford's Kansas City (Mo.) Assembly Plant.

Ford saw lower sales for its popular F-Series pickup truck in January (down 15 percent), which compares with a strong performance for America's best-selling pickup last year. The company expects softness in new home construction to adversely affect full-size pickup sales through the first half of 2007.

# # #

Go to http://media.ford.com for news releases and high-resolution photographs.